Exhibit 99.1

PUBLIC ANNOUNCEMENT

METAMORPHIX, INC., ANNOUNCES CARGILL CATTLE FEEDERS SUSPENDS
GENETIC TESTING OF ITS BEEF CATTLE

Beltsville, MD, October 21, 2009– MetaMorphix, Inc. of Beltsville, Maryland has announced that its development and commercialization partner for its genomic technology in beef cattle, Cargill, has suspended the use of one of MetaMorphix’s portfolio of genetic tests, a test for marbling, in its wholly owned feedlot subsidiary, Cargill Cattle Feeders.

“Cargill Cattle Feeders has been using our jointly developed predictive genetic test for marbling to increase the number of high quality animals coming out of their feedlot operations. Cargill has tested hundreds of thousands of cattle in their feedlot operations using this highly accurate predictive test. However, the demand for high quality beef has been adversely impacted by the economy and Cargill has not been able to economically justify the use of our genetic testing for marbling in their feedlot management system at this time,” remarks, Edwin C. Quattlebaum, Ph.D., MetaMorphix, Inc.’s Chairman, CEO and President. “Cargill and MetaMorphix have developed genetic tests for several other important traits in beef cattle. We are jointly pursuing an aggressive program to evaluate the use of these genetic tests within Cargill as well as other feedlots to improve production efficiency.”

“While the revenues from Cargill were once a major source of income for MetaMorphix, we have experienced fast revenue growth in other sectors that have recently reduced our reliance on them. Importantly, these revenues are made up of a diverse group of market sectors that collectively are larger than the lost Cargill revenues,” reports Dr. Quattlebaum. “In the past two quarters the Company has reported positive operating income from its operations. We recognize the importance of continuing this achievement. To this end, the Company has taken actions to reduce its operating expenses and expects that these actions will allow us to continue to operate on a cash positive basis.”

About MetaMorphix, Inc.
MetaMorphix, Inc. is a life sciences company dedicated to discovering and commercializing multiple technology platforms to improve human and animal health. The company and its corporate partners are developing products to substantially increase livestock quality and production efficiency, to improve companion animal health, and to treat human muscle degenerative diseases and metabolic disorders utilizing MetaMorphix’s animal genomics and growth and differentiation factors (GDFs) technologies. MetaMorphix was founded in 1994; it has headquarters in Beltsville, MD, and lab facilities in Davis, CA.

MetaMorphix safe harbor: Certain statements in this press release are forward-looking. These may be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “intend,” “anticipate,” “should,” “planned,” “estimated,” and “potential,” among others. These forward-looking statements are based on MetaMorphix Inc.’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, MetaMorphix Inc. notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of MetaMorphix Inc.’s business include but are not limited to; (1) unproven use of scientific information to develop or commercialize products; and (2) other factors that might be described from time to time in MetaMorphix Inc.’s business plan and regulatory filings.